Exhibit 99.1

News Release

Victory Capital Affirms Fully Financed, Clearly Superior Proposal

to Acquire Janus Henderson

Total Consideration of $57.04 Per Share Represents a 37% Premium

to Janus Henderson’s Unaffected Share Price as of October 24, 2025

Provides Janus Henderson Shareholders with Substantial Premium, Significant Upfront Cash

Proceeds and Meaningful Upside Through ~38% Ownership of the Combined Company

Proposal Exceeds Value of Trian’s Contemplated Transaction by ~16%

Victory Capital Urges Special Committee to Immediately Consider Fully Financed

and Actionable Proposal to Maximize Value for All Shareholders

San Antonio, Texas, February 26, 2026 – Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today sent another letter to the Special Committee of Janus Henderson Group plc’s (NYSE: JHG) (“Janus Henderson”) Board of Directors, delivering a fully financed, actionable proposal to acquire Janus Henderson on compelling terms that provide meaningfully higher value than the transaction currently contemplated with Trian Fund Management, L.P. and its affiliated funds (“Trian”).1

Under the terms of this “best-of-both-worlds” proposal, Janus Henderson shareholders would receive total consideration of $57.04 per share, consisting of $30.00 in cash and a fixed exchange ratio of 0.350 shares of Victory Capital common stock, based on Victory Capital’s closing stock price as of February 25, 2026. This proposal represents a 37% premium to Janus Henderson’s unaffected share price as of October 24, 2025 and an approximately 16% premium to Janus Henderson’s currently contemplated transaction with Trian.

[1]	Victory Capital sent three previous letters to the Janus Henderson Special Committee in November and December 2025 prior to the public announcement of the Trian merger agreement. Copies of those letters are exhibits to the Form 8-K filed by Victory Capital today with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Following the transaction, Janus Henderson shareholders are expected to own approximately 38% of the combined company, which would have a total enterprise value of approximately $16 billion.2 This would provide substantial potential upside as benefits from synergies and growth are realized, while also delivering significant upfront cash proceeds to Janus Henderson shareholders.

A combination between Victory Capital and Janus Henderson would build on Victory Capital’s highly successful track record of acquiring and integrating investment firms into its platform, creating a global investment management business with exceptional diversification and distribution capabilities that is better positioned to compete at scale against the largest asset managers in the world. Additionally, Victory Capital’s proposal provides stability for clients as it intends to retain investment professionals, preserve the Janus Henderson brand and minimize disruption.

Victory Capital strongly believes that its proposal constitutes a “Company Superior Proposal” under the Trian merger agreement due to its higher value and minimal execution risk. Victory Capital has materially improved non-price terms compared to the currently contemplated transaction with Trian, including no financing outs, full specific performance protection for Janus Henderson, a lower client consent closing condition, a lower termination fee, and no requirement for Janus Henderson to make a payment to Victory Capital if Janus Henderson shareholders do not approve the transaction with Victory Capital. Accordingly, Victory Capital believes that the Special Committee should determine that the proposal constitutes (or would reasonably be expected to result in) a “Company Superior Proposal” and engage with Victory Capital as permitted under the merger agreement with Trian.

David C. Brown, Chairman and CEO of Victory Capital, said, “We are confident that combining Victory Capital and Janus Henderson, two similarly sized, complementary organizations, would create a more competitive platform that would deliver superior value for shareholders, employees and clients alike. Our proposal is fully financed and provides Janus Henderson shareholders with meaningful long-term upside through ownership of a stronger, more competitive organization. We have a proven track record of successfully and thoughtfully integrating businesses, supporting investment firms, unlocking value through synergy realization, and growth, as recently demonstrated by our acquisition of Pioneer. We firmly believe Janus Henderson stakeholders would similarly benefit from the strategic alignment and long-term value creation enabled by bringing our two firms together, and are ready to move forward expeditiously toward a transaction.”

[2]	According to FactSet values as of close of business on February 25, 2026.

Victory Capital’s November and December 2025 proposals to Janus Henderson’s Special Committee clearly provided superior value to Janus Henderson shareholders. Despite being the only credible, unaffiliated bidder, Victory Capital was not granted any meaningful engagement or any access to information that would have allowed the Company to further refine its proposal before Janus Henderson moved forward with an insider proposal. Victory Capital’s review of Janus Henderson’s and Trian’s public filings released after the announcement of the currently contemplated transaction with Trian has only strengthened Victory Capital’s conviction that it is uniquely positioned to deliver greater value to Janus Henderson and its shareholders.

Mr. Brown continued, “Despite submitting multiple superior proposals and repeatedly attempting to engage with Janus Henderson prior to the signing of the Trian merger agreement, the Janus Henderson Special Committee declined any meaningful dialogue. The letter we sent to the Special Committee today should clear up any misperception concerning the strength of our proposal and ability to complete a transaction. We believe it is important that both the Special Committee and Janus Henderson investors have correct and complete information about our compelling and actionable proposal. We are confident that a thorough evaluation will demonstrate that our proposal represents a superior alternative with minimal execution risk, and we urge the Janus Henderson Special Committee to fulfill its fiduciary duties and act in the best interest of Janus Henderson shareholders by promptly engaging with us.”

PJT Partners is serving as financial advisor to Victory Capital and Willkie Farr & Gallagher LLP is serving as legal advisor.

The full text of the letter sent today to Janus Henderson’s Special Committee can be found below:

February 26, 2026

To: The Special Committee of the Board of Directors, Janus Henderson Group plc

We have long believed that a combination of Victory Capital Holdings, Inc. (“Victory”) and Janus Henderson Group plc (“Janus Henderson” or the “Company”) would be transformative for both companies. The combination brings together two industry leaders to create a scaled, more competitive asset manager with exceptional diversification and distribution capabilities. We firmly believe that Victory is the right partner for Janus Henderson, and that a transaction with Victory is undoubtedly the value maximizing path for Janus Henderson shareholders.

The actionable proposals we put forth on November 24, 2025, December 8, 2025, and December 22, 2025 were clearly superior to any alternative proposals available to Janus Henderson, including the Trian transaction that was announced on December 22, 2025. We provided higher, more compelling value with minimal execution risk and a “best-of-both-worlds” transaction structure, where Janus Henderson shareholders would receive majority upfront consideration in cash while retaining meaningful ownership to participate in significant long-term value creation from synergies and strategic alignment.

Notwithstanding the fact that we were the only credible, unaffiliated party that expressed interest and indicated a valuation range in excess of Trian’s proposal, we were denied the opportunity to engage in any meaningful dialogue and not provided access to any information to refine our proposal, prior to Janus Henderson entering into an agreement with Trian (a Company insider).

Having reviewed public filings that have been made available subsequent to the announcement of the Trian transaction – information that could easily have been furnished to us if you had chosen to engage – as well as observing industry developments in the interim, our conviction that we are uniquely positioned to deliver superior value for Janus Henderson and its shareholders has only strengthened.

As outlined below, we are proposing a higher day one value with no financing risk, opportunity for Janus Henderson shareholders to participate in meaningful upside, and materially improved terms with minimal execution risk.

Proposed Higher Value and “Best-of-Both-Worlds” Transaction Structure

Specifically, our proposal is:

i.	Cash consideration of $30.00 per share

ii.	Fixed exchange ratio of 0.350 of a Victory share for each Janus Henderson share, reflecting $27.04 per Janus Henderson share and translating to 38% pro forma ownership in the combined company

This day one value of $57.04 is 16% higher than the currently contemplated transaction with Trian and at a 37% premium to the Company’s unaffected share price (as of 10/24/2025). We would also highlight that unlike the Trian offer, our proposal offers attractive premiums consistent with recently announced acquisitions in the industry, for example, the acquisition of Schroders by Nuveen.

In addition to material upfront consideration delivered in cash, our proposal provides Janus Henderson shareholders significant ownership stake in the pro forma company, allowing them to participate in significant upside as markets recognize the value of the combination. As benefits around synergies and growth are realized and the Victory trading multiple appropriately reflects the pro forma company’s future prospects, Janus Henderson shareholders will share in the meaningful long-term value creation.

Fully Financed Offer with No Financing Risk

We intend to fund the transaction with cash on hand and committed financing. As previously stated, our offer is not subject to any financing conditions. We have attached a customary commitment letter from each of our debt financing sources, consisting of two of the most reputable global investment banks. We will have sufficient committed capital to consummate the proposed acquisition.

Pro forma for the combination, Victory’s gross leverage will be 3.5x 2025 EBITDA, excluding synergies and 2.6x 2025 EBITDA, including synergies. Based on our review of publicly available information regarding the Trian transaction, we believe our proposed transaction represents lower pro forma leverage versus the currently contemplated transaction (4.6x gross debt, including preferred equity, to 2025 EBITDA).

Under the contemplated transaction with Trian’s acquisition vehicle, Trian’s sole obligation in the case of a debt financing failure (or a preferred equity financing failure) is to have the vehicle’s various equity investors pay Janus Henderson a $222.85m “reverse” termination fee (3% of equity value as compared to a more customary 5-6%); Trian cannot be compelled to close in that situation. Our proposal, in contrast, has no financing outs and provides Janus Henderson with a full specific performance remedy if there were a failure in Victory’s financing.

Setting up the Company for Success

Victory believes that success in asset management relies on the quality and engagement of its people. Victory anticipates retaining substantially all Janus Henderson investment professionals, as we have done in substantially all our prior acquisitions. Our past acquisitions also stand testimony to the fact that once businesses are brought onto the Victory platform, client experience and investment performance have not been disrupted. In our recent acquisition of Pioneer, performance of the platform, which was strong, has further improved under our ownership. Pioneer has also continued to experience organic growth and is net flow positive since the transaction closed, demonstrating our commitment to maintaining excellence of investment teams and processes. More broadly, as a firm, Victory has achieved excellent investment performance, evident in our recent earnings reports.

In light of Victory’s successful long-term acquisition track record and plans to retain investment professionals, we do not believe that there is any meaningful risk of key employee attrition from our transaction. Further, we believe our revenue share-based compensation structure for investment professionals is highly attractive and a significant opportunity for investment professionals to participate in the success of the platform.

Following the combination, we also envision retaining key non-investment Janus Henderson employees for meaningful leadership roles. We also intend to retain the brand.

Anticipated Meaningful Synergies and Value Creation

A combination would result in considerable synergies and significant value creation for both companies’ shareholders. Our preliminary estimated cost synergies of $500m are driven primarily by efficiencies in the middle and back office, operational and administrative infrastructure, vendor consolidation and duplication, and leveraging the economies of scale of the combined platform. Sources of synergies identified here are similar to those in Victory’s past acquisitions and are not likely to cause client concerns.

Our stellar track record for realizing synergies speaks for itself. In all past transactions, we have not only delivered on meaningful cost synergies but often exceeded what we initially planned. We have also realized meaningful revenue synergies in our previous acquisitions, which have resulted in material upside for shareholders.

The public market has validated our success:

•	Victory’s share price increased ~120% in the year following the USAA Asset Management announcement and over 800% to-date.

•	Victory’s share price has increased ~80% following the announcement of the Pioneer Memorandum of Understanding.

•	Victory is the best performing traditional asset manager since its IPO, with a TSR of ~600%.

•	Moreover, since our MBO in 2013, the TSR is over 2,000%.

•	Since Trian initially disclosed its investment in Janus Henderson in October 2020, Victory has outperformed Janus Henderson in excess of 200% TSR for its shareholders.

Minimal Disruption and Client Consent Risk

A combination of both firms lays the strategic foundation for the creation of a diversified global investment management business that is better positioned to compete at scale against the largest asset managers in the world. The combined platform will offer stability and participation in potential long-term value creation for shareholders and employees – key tenets that are absent in a transaction with a financial buyer such as Trian.

Multiple changes of ownership driven by monetization goals of a financial buyer create uncertainty for clients and employees that will be avoided with Janus Henderson’s inclusion within the Victory platform. As highlighted above, Victory plans to retain and support key investment professionals and minimize any impact on the investment process.

We also have substantial experience in successfully executing acquisitions requiring client consent. Our Pioneer and USAA Asset Management transactions were acquisitions of asset managers with large mutual fund complexes, and we successfully obtained the required mutual fund consents. With this combination of a successful history of obtaining mutual fund consents and our retaining Janus Henderson investment professionals, we believe that our proposal poses no client concerns. To demonstrate our conviction that our proposal raises no client consent concerns, we will reduce the client closing condition in the merger agreement from the 80% standard in the Trian agreement to 75%. This change provides Janus Henderson with meaningfully more closing certainty than the Trian transaction. From our review of the preliminary proxy statement, we note that the 75% threshold is what the Special Committee had sought from Trian.

Expeditious Due Diligence Timeline

We expect to conduct confirmatory financial, legal, operational and business due diligence.

Even though we were given no opportunities to conduct due diligence to-date or engage with Company management, we expect to complete our diligence expeditiously and be in a position to enter into a merger agreement shortly thereafter, provided the requisite access to information and Janus Henderson management is provided in a timely manner.

No Trian Voting Agreement Required

Consistent with our proposals on December 8, 2025 and December 22, 2025, we reaffirm that we do not require a voting agreement from Trian to consummate a transaction. With the compelling and superior proposal we are presenting, we are confident that Janus Henderson shareholders will overwhelmingly vote in favor of our transaction and satisfy the two-thirds voting standard for approving a merger under Jersey law. The specter of a 20% conflicted shareholder should not prevent the board of directors and the Special Committee from acting to provide all Janus Henderson shareholders with the opportunity to receive the benefits of a far superior transaction.

Our proposal will require a vote of our shareholders to approve the contemplated issuance of shares in the transaction as required under Nasdaq rules. Given the anticipated strength of the combined company, we are confident that our shareholders will approve the issuance of shares just as they overwhelmingly approved our share issuance in our 2025 acquisition of Pioneer.

Improvements to Trian Merger Agreement

The merger agreement for our proposal will be substantially the same as the Trian agreement but will reflect the increase in the purchase price and the stock consideration and reflect the following changes that materially increase deal certainty compared to the Trian deal.

In our merger agreement, we will:

•	Decrease the threshold in the client consent condition from the 80% in the Trian agreement to 75%.

•	Eliminate the unusual provision in the Trian agreement requiring Janus Henderson to pay the buyer $111.42m in expense reimbursements (a highly off-market 1.5% of equity value) if Janus Henderson shareholders fail to approve the merger. In our merger agreement, Janus Henderson would not be required to make a payment to us if Janus Henderson shareholders do not approve our transaction.

•	Reduce the termination fee from the 4% in the Trian agreement to the 3% that the Special Committee sought from Trian.

•	Provide Janus Henderson with full recourse against Victory if there were a financing failure as opposed to Janus Henderson’s sole remedy of a $222.85m reverse termination fee payable by the equity investors in the Trian acquisition vehicle.

No Adjustment to Proposal as a Result of 4% Termination Fee Payable to Trian Acquisition Vehicle

When the Janus Henderson board terminates the Trian merger agreement to accept our superior proposal, a $297.13m termination fee (4% of equity value) will be due to Trian, a Company insider, under the agreed terms of the Trian merger agreement. This leakage of value to an inside shareholder is unfortunate and could have been avoided had the Special Committee engaged with us prior to signing the merger agreement with Trian. Nonetheless, we have not reduced the value of our proposal, and our $57 per share proposal takes into account that this fee is payable to the Trian acquisition vehicle.

Our Proposed Transaction is a Superior Proposal

For the reasons stated in this letter, we believe that our proposed transaction is a superior proposal to Janus Henderson shareholders compared to the Trian transaction. Consistent with your fiduciary duties as directors and the terms of the Trian merger agreement, we believe your board of directors (acting on the recommendation of the Special Committee) should determine that this proposal constitutes (or would reasonably be expected to result in) a “Company Superior Proposal” (as defined in the Trian merger agreement) and engage in negotiations and discussions with us regarding this proposal and furnish us with information relating to the Company. We are prepared to enter into a confidentiality agreement with the Company in the form contemplated by the Trian merger agreement.

Closing Remarks; Next Steps

We have tremendous respect for Janus Henderson’s global franchise, leadership team, and brand and continue to remain very excited about this opportunity. We hope that this letter clears up any apparent misperceptions concerning the strength of our proposal and ability to complete a transaction. We, and our financial advisor PJT Partners, stand prepared to answer any further questions relating to our proposal.

We urge the Special Committee to fulfill its fiduciary duties and act in the best interest of Janus Henderson shareholders. Even though we were denied the opportunity to engage previously, the Special Committee can and must now discharge those duties by promptly beginning negotiations with us to deliver superior value to Janus Henderson shareholders.

We look forward to discussions with you and your advisors.

Given the market speculation that Victory is “Party A” referred to in your proxy materials and our belief that it is in the best interests of your and our shareholders to have current and complete information about our proposal and the reasons we believe that it is a compelling and actionable opportunity, we plan to make this letter publicly available concurrently with this submission to you.

This Proposal is solely an indication of interest, and does not constitute an offer, or the solicitation for an offer, or any commitment on our part to submit a definitive proposal at any time in the future or to proceed with any potential transaction. No obligations will be imposed on any person unless and until a written merger agreement that is mutually acceptable is entered into with respect to a transaction.

Very truly yours,

Victory Capital Holdings, Inc.

By: /s/ David C. Brown

David C. Brown

Chairman and Chief Executive Officer

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $323.2 billion in total client assets, as of January 31, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of applicable U.S. federal and non-U.S. securities laws. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target,” “believe,” “expect,” “aim,” “intend,” “may,” “anticipate,” “assume,” “budget,” “continue,” “estimate,” “future,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “can have,” “likely,” “should,” “would,” “could” and other words and terms of similar meaning or the negative thereof and include, but are not limited to, statements regarding the outlook for Victory Capital Holdings, Inc.’s (“Victory Capital”) future business and financial performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond Victory Capital’s control and could cause Victory Capital’s actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. All statements, other than historical facts, including statements regarding the ultimate outcome of discussions between Victory Capital and Janus Henderson Group plc (“Janus Henderson”), including the possibilities that Victory Capital will not pursue a transaction with Janus Henderson or that Janus Henderson will reject a transaction with Victory Capital; the ability of the parties to complete a transaction when expected or at all; the risk that the conditions to the closing of any proposed transaction, including receipt of required regulatory approvals, client consents and approval of Victory Capital’s or Janus Henderson’s stockholders, are not satisfied in a timely manner or at all; potential litigation related to any proposed transaction; the risk that disruption from the proposed transaction adversely affects the respective businesses and operations of Victory Capital and Janus Henderson; the expected benefits of any proposed transaction, such as expected revenue, EBITDA, EBITDA margin, and/or synergies, efficiencies or cost savings; growth potential of Victory Capital, Janus Henderson or a potentially combined company; diversified product offerings and expanded distribution; market profile and financial strength, including near term and long-term value for shareholders, and opportunities for long-term growth and value creation; potential adverse reactions or changes to client and other business relationships resulting from the announcement, pendency or completion of the transaction; the ability to retain key employees; the competitive ability and position of Victory Capital, Janus Henderson or a potentially combined company; the ability to effectively and efficiently integrate the companies; future plans and investments; and any assumptions underlying any of the foregoing, are forward-looking statements. Factors that may affect the future results of Victory Capital are set forth in Victory Capital’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Victory Capital’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks and uncertainties described above and in Victory Capital’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are not exclusive and further information concerning Victory Capital and its business, including factors that potentially could materially affect Victory Capital’s business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Readers should also carefully review the risk factors described in other documents that Victory Capital files from time to time with the SEC. The forward-looking statements in these materials speak only as of the date of these materials. Except as required by law, Victory Capital assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

This communication relates to a proposal which Victory Capital has made to the Special Committee of Janus Henderson’s Board of Directors for an acquisition of Janus Henderson. In furtherance of this proposal and subject to future developments, Victory Capital (and, if a negotiated transaction is agreed, Janus Henderson) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Victory Capital and/or Janus Henderson may file with the SEC in connection with the proposed transactions.

INVESTORS AND SECURITY HOLDERS OF Victory Capital AND Janus Henderson ARE URGED TO READ ANY PROXY STATEMENT(S), REGISTRATION STATEMENT(S), TENDER OFFER STATEMENT, PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT Victory Capital, Janus Henderson AND THE PROPOSED TRANSACTION. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Victory Capital and/or Janus Henderson, as applicable. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC by Victory Capital free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Victory Capital (if and when available) will also be made available free of charge by accessing Victory Capital’s website at www.vcm.com.

Certain Information Regarding Participants

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Victory Capital and its directors and certain of its executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect any proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Victory Capital’s definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on March 28, 2025 and certain of its Current Reports on Form 8-K. Additional information regarding the interests of such individuals in the proposed transaction will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov and Victory Capital’s website at www.vcm.com.

Contacts:

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Andy Brimmer / Richard M. Goldman / Maggie Carangelo

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

VictoryCapitalMedia@Joelefrank.com

OR

Jessica Davila

Director, Global Communications

210-694-9693

jessica_davila@vcm.com